Exhibit 99.1

NEWS RELEASE

Contacts: Bob Halliday
Executive Vice President and
Chief Financial Officer
978.282.7597 or
Tom Baker
Vice President, Finance
978.282.2301

Varian Semiconductor Equipment Associates Reports

Fiscal 2009 Third Quarter Results

GLOUCESTER, MA, July 30, 2009 – Varian Semiconductor Equipment Associates, Inc. (“Varian Semiconductor”) (NASDAQ: VSEA) today announced results for its fiscal 2009 third quarter ended July 3, 2009.

Revenue for the third quarter of fiscal 2009 totaled $73.4 million, compared to revenue of $182.6 million for the same period a year ago. Varian Semiconductor recorded a net loss of $14.3 million, or $0.20 per diluted share during the third quarter of fiscal 2009, compared to net income of $18.3 million, or $0.25 per diluted share for the same period a year ago.

Gary Dickerson, Varian Semiconductor’s chief executive officer, said, “The last nine months have been very challenging. With the great support of our employees, our tactical response was to quickly and aggressively tighten our belts. Our strategic response was to increase our level of spending on, and commitment to, growth opportunities in our existing and new markets. While it is very encouraging that business conditions in our current markets are improving, it is just as rewarding that the early results are quite positive in new markets. We anticipate that we will look back at 2008 and 2009 as similar to 2002 and 2003 – as a time when we bridged difficult periods while sustaining the investments to fuel future growth.”

Bob Halliday, chief financial officer, provided forward guidance for the fourth quarter of fiscal year 2009 by stating, “Fourth quarter revenue is expected to be between $104 and $114 million. Gross margins are projected to increase to between 43% and 44%. Earnings per share are anticipated to range from $0.01 to $0.06 per diluted share. These earnings per share include non-cash charges of approximately $9.0 million for depreciation and equity compensation expense.”

VSEA Announces FY 2009 Q3 Results	Page 2	July 30, 2009

Varian Semiconductor will hold a conference call, broadcast over the Internet, at 5:30 p.m. eastern time today to discuss Varian Semiconductor’s operating results and outlook. Access to the call is available through the investor relations page on Varian Semiconductor’s website at www.vsea.com. Replays will be available via the website for two weeks after the call.

About Varian Semiconductor Equipment Associates, Inc.

Varian Semiconductor is the leading producer of ion implantation equipment used in the manufacture of semiconductors. Varian Semiconductor is headquartered in Gloucester, Massachusetts, and operates worldwide. Varian Semiconductor maintains a website at www.vsea.com. The information contained in Varian Semiconductor’s website is not incorporated by reference into this release, and the website address is included in this release as an inactive textual reference only.

Note: This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. For this purpose, statements concerning the industry outlook, Varian Semiconductor’s guidance for fourth quarter fiscal 2009 revenue, earnings per share, market share, expected product plans, financial performance, market conditions, Varian Semiconductor’s investment in new product and application development, and any statements using the terms “believes,” “anticipates,” “will,” “expects,” “plans” or similar expressions, are forward-looking statements. The forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: volatility in the semiconductor equipment industry; intense competition in the semiconductor equipment industry; Varian Semiconductor’s dependence on a small number of customers; fluctuations in Varian Semiconductor’s quarterly operating results; Varian Semiconductor’s transition to new products; Varian Semiconductor’s exposure to risks of operating internationally; uncertain protection of Varian Semiconductor’s patent and other proprietary rights; Varian Semiconductor’s reliance on a limited group of suppliers; Varian Semiconductor’s ability to manage potential growth, decline and strategic transactions; Varian Semiconductor’s reliance on one primary manufacturing facility; and Varian Semiconductor’s dependence on certain key personnel. These and other important risk factors that may affect actual results are discussed in detail under the caption “Risk Factors” in Varian Semiconductor’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2009 and in other reports filed by Varian Semiconductor with the Securities and Exchange Commission. Varian Semiconductor cannot guarantee any future results, levels of activity, performance or achievement. Varian Semiconductor undertakes no obligation to update any of the forward-looking statements after the date of this release.

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VSEA Announces FY 2009 Q3 Results	Page 3	July 30, 2009

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Fiscal Three Months Ended		Fiscal Nine Months Ended
	July 3, 2009	June 27, 2008	July 3, 2009	June 27, 2008
Revenue
Product	$62,695	$159,283	$203,681	$629,755
Service	10,663	23,307	40,813	62,183
Royalty	20	13	79	59

Total revenue	73,378	182,603	244,573	691,997
Cost of revenue	45,217	94,666	155,248	360,611

Gross profit	28,161	87,937	89,325	331,386

Operating expenses
Research and development	19,104	27,187	60,174	84,469
Marketing, general and administrative	22,150	32,116	73,000	97,517
Restructuring	672	646	8,972	646

Total operating expenses	41,926	59,949	142,146	182,632

Operating (loss) income	(13,765)	27,988	(52,821)	148,754
Interest income, net	1,043	1,773	3,512	6,636
Other (expense) income, net	(217)	179	(744)	272

(Loss) income before income taxes	(12,939)	29,940	(50,053)	155,662
Provision for (benefit from) income taxes	1,318	11,616	(2,614)	59,617

Net (loss) income	$(14,257)	$18,324	$(47,439)	$96,045

Weighted average shares outstanding – basic	72,460	72,606	72,200	73,881
Weighted average shares outstanding – diluted	72,460	73,879	72,200	75,339
Net (loss) income per share – basic	$(0.20)	$0.25	$(0.66)	$1.30
Net (loss) income per share – diluted	$(0.20)	$0.25	$(0.66)	$1.27

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VSEA Announces FY 2009 Q3 Results	Page 4	July 30, 2009

VARIAN SEMICONDUCTOR EQUIPMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 3, 2009	October 3, 2008
ASSETS
Current assets
Cash and cash equivalents	$177,641	$139,679
Short-term investments	53,791	68,996
Accounts receivable, net	99,401	128,904
Inventories	102,521	165,201
Deferred income taxes	25,754	21,902
Other current assets	22,692	24,447

Total current assets	481,800	549,129
Long-term investments	62,798	69,491
Property, plant and equipment, net	67,486	66,636
Other assets	14,791	14,889

Total assets	$626,875	$700,145

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$597	$558
Accounts payable	12,883	29,072
Accrued expenses	25,661	45,485
Product warranty	3,923	7,661
Deferred revenue	19,617	32,285

Total current liabilities	62,681	115,061
Long-term accrued expenses and other liabilities	64,716	63,627
Deferred income taxes	5,883	3,951
Long-term debt	1,750	2,203

Total liabilities	135,030	184,842

Stockholders’ equity
Common stock	943	935
Capital in excess of par value	603,513	581,492
Less: Cost of treasury stock	(714,877)	(714,877)
Retained earnings	602,491	649,930
Accumulated other comprehensive loss	(225)	(2,177)

Total stockholders’ equity	491,845	515,303

Total liabilities and stockholders’ equity	$626,875	$700,145

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